AMENDMENT 2 TO EMPLOYMENT

This second amendment (“Amendment”) to the Employment Agreement with the effective date of January 2, 2020 (“Agreement”) by and between Aviat Networks, Inc. (“Aviat”) and Peter Smith ("Smith") is entered into effective July 4, 2021 (the “Effective Date”).

For valuable consideration, including the promises and covenants provided in this Amendment, Aviat and Smith agree as follows:

1.     Section 3(a), “Salary”, is hereby amended by deleting the first sentence of that section and replacing it with the following:

    “Effective on July 1, 2021, you will be paid a base salary of $650,000 per year (“Base Salary”), less applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures and applicable law.”

2. Section 3(b), “Annual Short-Term Incentive Plan”, is hereby amended by deleting the section and replacing it with the following:

“Subject to the Board’s discretion to substitute alternative short-term incentives when deemed advisable, and subject to approval of such a plan for Company employees each year, you will be eligible to participate in the Company’s Annual Incentive Plan with a target bonus of $925,000 with the ability to receive a maximum payout under the Company’s Annual Incentive Plan of two times $925,000 based upon achievement of the same performance objectives, floors and caps determined by the Board for the Annual Incentive Plan for executives generally. Such performance objectives and metrics will be reviewed and set by the Board in the first quarter of each fiscal year. You will participate in any alternative short-term incentive adopted by the Board in lieu of a cash bonus.”

3.    Section 3(c) is amended by adding the following language to the end of the section:

    “For fiscal year 2022 (“FY22”), your long-term incentive plan award shall be $2,300,000 with the mix of award types and under the terms and conditions approved by the Board of Directors or by the terms and conditions of the Company’s Long Term Incentive policy and the applicable award agreement(s). Notwithstanding anything else to the contrary in the Agreement or in the Company’s long-term incentive plan documentation, except for Voluntary Termination and Termination for Cause (as defined in the Agreement), your FY22 long-term incentive plan award shall fully vest upon termination of employment. With respect to each following fiscal year of the Company ending during the Employment Term, you shall be eligible to receive annual equity awards under the long-term incentive plan or any successor plan.”

4.     The initial paragraph of Section 5, “Termination” is hereby amended by deleting the section and replacing it with the following:

    “Your employment may be terminated under the circumstances set forth below. In all cases, upon termination of your employment, you (or your estate) shall receive reimbursement for any approved Company expenses. In all cases, except as otherwise provided herein, you shall cease vesting and immediately forfeit all unvested equity awards.”

3.     Section 5(g), “Termination or Resignation For Good Reason Following a Change of Control” is hereby amended by deleting the section and replacing it with the following:

    “(g) If, within 12 months following any Change of Control (as defined below), your employment is terminated by the Company without Cause, or if you resign from your employment with the Company for Good Reason following a Change of Control (as defined below), and you sign a general release of known and unknown claims in a form satisfactory to the Company within the applicable review period which then becomes valid and irrevocable within 60 days of your termination, and you fully comply with your obligations under Paragraphs 7, 8, 9 and 10, you shall be entitled to receive the receive the following:

    (i) payment equal to two (2) times the sum of your final Base Salary rate and your target bonus under the Company’s Annual Incentive Plan for the year in which the Termination occurs prorated for the portion of the fiscal year employed by the Company. The payment described in Section 5(g)(i) shall be made to you within fifteen (15) days following the date on which the general release of claims described above becomes irrevocable.

    (ii) The Company will also accelerate the vesting of all unvested stock options granted to you by the Company, and all other then-unvested equity-related awards that vest based solely on continued employment by the Company or its affiliates (unless the terms of such other equity-related awards expressly provide that there is not to be any such acceleration).

    (iii) The Company will pay the premiums necessary to continue your group health insurance under COBRA provided you have timely elected COBRA coverage until the earlier of (x) eighteen (18) months following your termination date; or (y) the date you first became eligible to participate in another employer’s group health insurance plan; or (z) the date on which you are no longer eligible for COBRA coverage;

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Except as specifically provided for in this Amendment, all terms of the Agreement shall otherwise remain in full force and effect as they were prior to execution of this Amendment, and this Amendment shall be read as if it were part of the Agreement.

Aviat Networks, Inc.                Peter Smith

By: _/s/ John Mutch____________        By: _/s/ Peter Smith_______________

Name: John Mutch                Name: Peter Smith
Title: Chairman of the Board of Directors    Title: President & Chief Executive Officer
Date:                        Date: